Exhibit 5.1

KANE KESSLER, P.C. 600 THIRD AVENUE NEW YORK, NEW YORK10016-1901
TEL 212.541.6222
FAX 212.245.3009
WWW.KANEKESSLER.COM

DIRECT CONTACT

EMAIL ADDRESS

March 25, 2024

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, GA 39817

Ladies and Gentlemen:

We have acted as special counsel to Danimer Scientific, Inc., a Delaware corporation (the “Company”), in connection with its filing on August 25, 2022, of a Registration Statement on Form S-3 (File No. 333-267074) with the Securities and Exchange Commission (the “Commission”) relating to the registration of the offering by the Company of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on September 7, 2022. Reference is made to our opinion letter dated August 25, 2022, and included as Exhibit 5.1 to the Registration Statement. The Registration Statement contained a prospectus dated September 7, 2022 (the “Base Prospectus”) and a prospectus supplement, dated March 20, 2024, which was filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 22, 2024 (“Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Prospectus Supplement relates to the sale by the Company of (i) an aggregate amount of 11,250,000 shares of the Class A common stock, $0.0001 par value per share (the “Common Stock”) of the Company (“Shares”), (ii) common warrants to purchase an aggregate of 15,000,000 shares of Common Stock (“Common Warrants”) and (iii) pre-funded warrants to purchase an aggregate of 3,750,000 shares of Common Stock (“Pre-Funded Warrants”), pursuant to a Securities Purchase Agreement, dated March 20, 2024 (the “Purchase Agreement”), entered into by and between the Company and the purchaser identified therein (“Purchaser”). (The Common Warrants and the Pre-Funded Warrants, each a “Warrant” and collectively referred to herein as the “Warrants”; the shares of Common Stock issuable from time to time upon exercise of the Warrants are referred to herein as the “Warrant Shares”).

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company currently in effect (the “Amended and Restated Certificate”), (ii) the Second Amended and Restated By-laws of the Company currently in effect (the “Amended and Restated By-laws”), (iii) certain records of the Company’s corporate proceedings as reflected in its minute books, (iv) the Purchase Agreement, (v) the form of Common Warrants, (vi) the form of Pre-Funded Warrant, (vii) the Registration Statement, in the form it was filed with the Commission, and (viii) the Prospectus with respect to the shares of Common Stock, the Warrants and the Warrant Shares offered and sold pursuant to the Purchase Agreement, in the form filed with the Commission. We have also examined a certified copy of the resolutions of the Company’s Board of Directors (the “Board”) adopted at a meeting of the Board held on March 19, 2024 authorizing the offering and the transaction, documents and agreements related thereto. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company including that the number of shares of Common Stock which the Company is authorized to issue in its Amended and Restated Certificate exceeds the sum of (i) the number of shares of Common Stock currently outstanding, (ii) the number of shares of Common Stock held as treasury shares, (iii) the number of shares of Common Stock the Company has otherwise reserved for issuance for any purpose, and (iv) the number of Shares the Company is obligated to issue pursuant to the Purchase Agreement (and the number of Warrant Shares which the Company is obligated to issue pursuant to the Purchase Agreement in connection with the exercise by the Purchaser of the Warrants) and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed the delivery of the Prospectus with respect to the Shares of Common Stock, the Warrants and the Warrant Shares offered and issued pursuant to the Purchase Agreement in compliance with the Securities Act. We have also assumed the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and that each party to the Purchase Agreement (other than the Company) will have duly authorized, executed and delivered such agreement and complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements against the Company and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements enforceable against it. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	Upon payment of the consideration for the Shares specified in the Purchase Agreement and issuance and delivery thereof in accordance with the Purchase Agreement, including the issuance thereof by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid and non-assessable.

2.	Provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against receipt by the Company of the consideration for the Warrants specified in the Purchase Agreement, the Warrants will be valid and binding obligations of the Company, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law.

3.	Following the (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the Purchase Agreement, and (iii) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants, and issuance by the Company of the Warrant Shares thereunder, including issuance thereof by the Company’s transfer agent and registrar, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Warrants is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (x) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness.

We express no opinion as to the enforceability or effect in the Warrants of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including, without limitation, agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States generally applicable to the transactions set forth in the Prospectus Supplement. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

/s/ KANE KESSLER, P.C.
KANE KESSLER, P.C.

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